Exhibit 10.34

SUPPLY CONTRACT

Advanced Power Technology intends to secure silicon wafers for the manufacture of power switch devices. Siltronic Corporation manufactures silicon wafers and intends to supply this material.  Set forth is the “Silicon Supply Agreement” between Advanced Power Technology (APT) located in Bend, OR and Siltronic Corporation (SCO) located in Portland, OR.

1.0         Term of Agreement

1.1         Eight and half (8.5) month agreement commencing on April 15, 2005 and expiring on December 31, 2005.

1.2         Renegotiating discussions will commence one month before contract expiration; extension period to be agreed upon.

1.3         Cause for early termination of this agreement would be for non-performance by SCO and/or APT, including but not limiting non-payment by APT.

2.0         Volume — [ * ]

3.0         Pricing

3.1         Pricing is set forth in attachment #1.

3.2         Where possible, SCO will “help” keep APT competitive in both price and technology through cost reduction programs and technology improvements.

4.0         Payment and Freight Terms

4.1         Net [ * ] days from date of SCO invoice.  Currency in US dollars.

4.2         F.O.B. Siltronic Corporation, Portland, OR, freight collect. Freight carrier as specified by APT.

4.3         Freight costs for expedited shipments, if requested by APT, will be the responsibility of APT.   SCO will incur all expedited freight costs for late shipments caused by SCO.Substrate Buffer Stock.

5.0         Substrate Buffer Stock

5.1         For AMT reactor material:

5.1.1                        SCO agrees to maintain a three week inventory equivalent to APT’s consumption of one common substrate. This substrate inventory will be maintained in Portland.

5.1.2                        SCO agrees to replenish the Substrate Buffer Stock within four weeks.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED

5.2         For GIII reactor material:

5.2.1                        SCO will not maintain a buffer stock. Material will be built and shipped on a quarterly basis. Material ordered outside of the quarterly forecast will be built on substrate as available.

6.0         Lead-time

6.1         For AMT reactor material:

6.1.1                        SCO will commit to a three-week lead-time provided the forecast is not increased more than [ * ] in the same lead-time period and that it is a current product. Lead-time for non-regular material is 4-6 weeks after specification has been accepted.

6.1.2                        APT agrees to give SCO a five week “rolling forecast”.  The first and second week will be firm, which means no cancellations, reductions, or push-outs are allowed

Clarification:  The week the updated forecast is submitted is considered week zero, and the schedules in this week are already considered completed and in shipping or in transit.  Open schedules during the next two weeks, first and second week, are considered firm.

6.1.3                        APT agrees to give SCO an additional eight week visibility beyond the five week “rolling forecast” after planning meeting once a quarter.

6.1.4                        Releases for weeks one through five will be by product and for weeks six through thirteen, it will be by total only.

6.2         For GIII material:

6.2.1                        APT agrees to provide SCO with orders blocked in three month increments.

6.2.2                        SCO will commit to a six-week leadtime.

6.2.3                        APT agrees that any additional material requested beyond the three month block order will either be at the higher rate as stated in attachment #1 or the entire next quarter’s forecast can be requested (with a six-week leadtime).

6.3         Minimum order quantities for all schedules (including engineering orders) will be in increments of [ * ] wafers or more.

7.0         Quality

7.1         SCO warrants that their products, at the time of delivery, are in compliance with approved APT specifications as agreed by both parties.

8.0         Engineering Services

8.1         A determination of cost benefit, if any, and ownership will be agreed upon prior to any new activities in the “Reduction of SCO Production Cost” project.

8.2         SCO agrees to support engineering work involved with new products and work to meet the stringent specification requirements of those and current products.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED

9.0  Confidentiality

9.1  APT and SCO agree to maintain such information in confidence and to take the necessary measures to prevent complete or partial disclosure to third parties. Disclosure of any confidential information shall not be precluded if such disclosure is in response to a valid request from the SEC.

10.0       Force Majeure

10.1    Pertaining to Force Majeure, APT and/or SCO shall promptly notify the other party and shall use its best efforts to minimize the consequences.  For the duration and to the extent of Force Majeure the parties will be released from their obligations.

11.0       Indemnification

11.1    SCO’s obligation to payment of damages, for whatever reason, shall be limited to the invoice value of the wafers directly having caused those damages.

12.0       Sole Agreement

12.1     This Supply Agreement including all attachments referenced herein, shall be the complete agreement of both APT and SCO and shall supersede all prior agreements and understanding, oral or written, between the parties respecting the subject matter hereof.  Any amendments to this Agreement shall be implemented by written amendment signed by authorized representatives of APT and SCO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, accepted and agreed:

SILTRONIC CORPORATION		ADVANCED POWER TECHNOLOGY

By:	/s/ David Adelman	By:	/s/ Greg Haugen

Title: Sales Director		Title: Vice President, Finance and
Administration, Chief Financial Officer and
Secretary

Date: April 22, 2005		Date: April 26, 2005

[ * ] = CONFIDENTIAL TREATMENT REQUESTED

Attachment #1

Pricing for AMT parts and GIII parts (GIII parts ordered on a 3 month basis)

Part	220-1010	220-1020	220-1030	220-1040	220-1050 220-1051	220-1060 220-1063

3 ‘05 - 12 ‘05 Price	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

Part	220-1080	220-1100 1000V	220-1106 1000V	220-1120 1200V	220-1126

3 ‘05 - 12 ‘05 Price	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

Pricing for GIII parts not ordered on Quarterly basis

Part	220-1100 1000V	220-1106 1000V	220-1120 1200V	220-1126

3 ‘05 - 12 ‘05 Price	[ * ]	[ * ]	[ * ]	[ * ]

Notes: Parts listed have been ordered since 09/15/04.  All other parts not listed receive a [ * ]% price increase based on the last reorder schedule.

New/ENG orders to be quoted. Minimum order quantity is [ * ] wafers or more.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED